Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement #333-230535 on Form S-3 of Nemaura Medical Inc. of our report dated June 12, 2018, on the consolidated balance sheet of Nemaura Medical Inc. as of March 31, 2018 and the related consolidated statements of comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended March 31, 2018, which appears in this Annual Report on Form 10-K.

/s/ Crowe LLP

Oak Brook, Illinois

June 14, 2019